Exhibit 99.(a)(1)(H)

Election Review Page: Eligible 409A Options - Windows Internet Explorer

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Election Info

Election Review: Offer to Amend Eligible 409A Options

You have made the following election with respect to your Eligible 409A Options:

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible 409A Options	Revised Measurement Date	Adjusted Exercise Price	Amend Eligible 409A Option?
Dec 10, 2005	3	$3.45	50	Dec 12, 2005	$4.15	Yes No

Note: If you have elected NOT to accept the Offer to Amend your Eligible 409A Options:

1. You will be solely responsible for any income taxes, penalties and interest payable, including under Section 409A, which may exceed 80% of the value of your Eligible 409A Options, and which may be imposed even if you never exercise your Eligible 409A Options.
2. You will NOT be eligible to participate in the Option to Replace as to any of your Eligible Underwater Options.

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